Exhibit 14.3

FOREIGN CORRUPT PRACTICES ACT COMPLIANCE POLICY

(Adopted by the Board of Directors Effective as of June 30, 2015)

Bonso Electronics International Inc. (together with its subsidiaries and companies controlled by its subsidiaries hereinafter collectively referred to as the “Company”) will conduct every business transaction (including without limitation, operations, negotiations, and marketing) with integrity and will comply with: (a) the laws and regulations of the United States, particularly the provisions of the Foreign Corrupt Practices Act (“FCPA”); (b) the laws and regulations of each country in which the Company operates or is looking to operate; and (c) the Company’s “Code of Business Conduct and Ethics.”

The provisions of this policy will apply to Bonso Electronics International Inc. (“Bonso”), its officers, directors, and employees, and to Bonso’s subsidiary companies, companies controlled by its subsidiary companies, and their respective officers, directors and employees on a worldwide basis. In addition, the Company will require independent third parties who represent the Company (such as agents, consultants, and contractors) to conduct themselves in a manner consistent with this Foreign Corrupt Practices Act Compliance Policy (the “Policy”).

Failure to comply with this Policy may result in significant civil and criminal penalties for the Company and the individuals involved and is cause for disciplinary action against such individuals, up to and including termination.

Summary of Key FCPA Provisions

The Foreign Corrupt Practices Act is a federal law of the United States: (i) prohibiting payment of bribes (broadly defined) to foreign officials, and (ii) requiring companies to keep accurate books and records.

All employees and third parties should remain vigilant in watching for, avoiding and reporting any questionable transactions.

1. Anti-Bribery Provisions.

A. Under the FCPA’s anti-bribery provisions, the Company, its officers, employees and agents are prohibited from giving, offering, or promising anything of value to any foreign (non-U.S.) official, with the intent to obtain or retain business or any other advantage. This prohibition should be interpreted broadly. The following concepts are essential to understanding the scope of the prohibition:

(1) Companies may be held liable for violating the anti-bribery provisions of the FCPA whether or not they took any action in the U.S. Thus, a company can be liable for the conduct of its overseas employees or agents, even if no money was transferred from the U.S. and no U.S. person participated in any way in the foreign bribery.

(2) A “foreign official” means any officer or employee of a foreign government, regardless of rank, employees of government-owned or government-controlled businesses, foreign political parties, party officials, candidates for political office, and employees of public international organizations (such as the United Nations or World Bank). This can include operator employees where the operator is a national oil company in the country of operations.

(3) “Giving, offering or promising” includes direct and indirect payments, gifts, offers, or promises. Even if the improper payment is not consummated, just offering it violates the FCPA. Likewise, instructing, authorizing, or allowing a third party to make a prohibited payment on the Company’s behalf, ratifying a payment after the fact, or making a payment to a third party knowing or having reason to know that it will likely be given to a government official constitute FCPA violations.

(4) “Anything of value” includes not only cash and cash equivalents, but also gifts, entertainment, travel expenses, accommodations, and anything else of tangible or intangible value. See below for “Hospitality Guidelines” on when gifts and entertainment are permitted.

(5) “To obtain business or any advantage” includes for example a reduction in taxes, a favorable change in regulations, tolerance of non-compliance with local rules, or other favors or preferential treatment. The business to be obtained or retained does not need to be with a foreign government or foreign government instrumentality.

B. Facilitating Payments – Facilitating payments are an exception to the FCPA’s anti-bribery provisions. It is not a violation to make a small payment to a low-ranking foreign official to expedite or secure the performance of a routine, non-discretionary governmental action. Examples of the “facilitating” payments covered by this exception include routine payments made to obtain documents necessary to qualify a person to do business in the country, to process government papers, to provide police protection, postal services, or necessary inspections or to provide phone, utilities, cargo or similar services.

2. Record Keeping and Account Provisions

Under the FCPA, companies are required to: “Make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets” of the Company. “Records” includes virtually all forms of business documentation, including accounts, correspondence, memorandums, tapes, discs, papers, books, and other documents or transcribed information of any type. This applies to all payments, not just sums that would be “material” in the traditional financial sense.

3. Penalties & Fines

Criminal and civil penalties may be assessed against both individuals (including jail time) and companies that violate FCPA.

Implementation Procedure – Operational Directives

1. Except as provided herein, no offer, payment, promise to pay or authorization to pay or provide any money, gifts or anything of value will be made by or on behalf of the Company to:

•	Any foreign official, regardless of rank (see definition in paragraph 1(A)(2) above); or

•	Any person, while knowing or being aware of a high probability that all or a portion of any payment will be offered, given or promised, directly or indirectly, to a foreign official.

2. Except in emergency situations subject to the conditions set forth in paragraph 3, no facilitating payment shall be made without the prior approval of the Chief Financial Officer. The Chief Financial Officer shall file a quarterly report with the Board of Directors listing what, if any, facilitating payments were approved that quarter.

3. In emergency situations, which involve detainment of or threat of physical harm to an employee, a facilitating payment may be made without the prior approval required under paragraph 2 provided that all of the following conditions are satisfied:

•	The payment does not exceed $100.00;

•	The payment is for routine, non-discretionary governmental action (as described in paragraph 1(B) above); and

•	Within three (3) business days, the payment is reported in writing to the Chief Financial Officer and on an expense report to reflect accurately the amount paid, the recipient, the purpose of the payment, and the emergency nature of the situation.

4. The Company will require independent third parties who represent the Company to conduct themselves in a manner consistent with this Policy.

5. The Company will exercise care in selecting such third parties by employing only reputable entities and will pay only reasonable compensation for the services provided.

6. The Company shall not make contributions to political parties or committees or to individual politicians without the prior written consent of the Company’s Chief Financial Officer. Approved contributions may only be made in accordance with the applicable law, and all requirements for public disclosure of such contributions shall be fully complied with.

7. The making of improper charitable contributions on behalf of foreign officials may have severe consequences under the FCPA for the Company and involved employees. In no instance may an employee or a business segment make a donation payment at the behest of a foreign official or to an organization affiliated with a foreign official or his close relatives without first obtaining approval from the Company’s Chief Financial Officer. If a donation is made, it must be accurately described in the Company’s books and records.

Implementation Procedure – Financial and Accounting Directives

The Chief Financial Officer will ensure that the accounting and recordkeeping activities of the Company comply with applicable laws and conform to this Policy. However, each officer and employee involved with financial and accounting functions must be alert to possible violations of the following Financial and Accounting Directives and will report suspected violations to the Company’s Chief Financial Officer or any member of the Board of Directors.

1. All cash, bank accounts, investments and other assets of the Company must always be recorded accurately on the official books of the Company. In accordance with this Policy and the Company’s internal control structure, the Audit Committee of the Company’s Board of Directors will periodically review such books, records, and controls to ensure their compliance with the requirements of the FCPA. No employee shall falsify any accounting or other business record, and all employees shall respond truthfully and fully to any questions from the Company’s internal or independent auditors.

2. Bank accounts should be opened or closed only upon the prior written approval of the Chief Financial Officer. Anonymous (“numbered”) accounts will not be maintained.

3. Payments will not be made into anonymous bank accounts or other accounts not in the name of the payee or of any entity known to be controlled by the payee.

4. Except for regular, approved payroll payments or normal disbursements from petty cash supported by signed receipts or other appropriate documentation, payments will not be made in cash. Checks will not be drawn to the order of “cash,” “bearer” or similar designations.

5. Fictitious invoices, over-invoices or other misleading documentation will not be used.

6. Fictitious entities, sales, purchases, services, loans or financial arrangements will not be used.

7. Check requests will be in writing and contain a complete explanation of the purpose and authority for the payment. The explanation will accompany all documents submitted in the course of the issuing process and will be kept on file.

8. No expenses relating to foreign business will be reimbursed to persons or companies assisting the Company in obtaining or retaining such business unless such expenses are supported by reasonable written documentation.

9. No payment to any consultant will be made outside of either the country where a substantial portion of the related services are performed or the country from which the person performing such services normally conducts business.

10. Payments for any services rendered to the Company by a foreign official (including an officer of a foreign government-owned or controlled commercial enterprise), including honorarium payments and reimbursement of expenses, will be made solely to the foreign government agency or instrumentality employing the individual. Such payments will be made by check directly to the foreign government agency or instrumentality, or by wire to its named bank account within the foreign government agency’s or instrumentality’s country, or by wire through its duly authorized correspondent bank within the U.S. No such payment shall be made without the prior written approval of the Chief Financial Officer.

11. Receipts, whether in cash or checks, will be deposited promptly in a bank account of the Company. Any employee who suspects the possibility that a bribe, kickback or over-invoice is associated with a particular receipt or that an understanding exists that all or a portion of a receipt will be rebated, refunded or otherwise paid in contravention of the laws of any jurisdiction, will immediately report that suspicion to the Company’s Chief Financial Officer or any member of the Board of Directors.

12. The Chief Financial Officer will prepare a report and certification, which will be submitted to the Audit Committee of the Board of Directors annually with respect to all remuneration (including hospitality) and facilitating payments made in connection with operations in foreign countries during that year.

Implementation Procedure – Hospitality Guidelines

These guidelines are to be followed for activities involving foreign government officials or employees in all countries.

1. All hospitality offered on behalf of the Company must be directly related to Company business, i.e., the sale of its products and services or otherwise directly in support of the Company’s business interests. Hospitality in all cases must be reasonable in amount, must be offered in good faith only in connection with the promotion, demonstration or explanation of company products or services or the execution or performance of a contract with a foreign government or agency thereof, and must be lawful under applicable local law. In no event may any hospitality be offered or provided in return for any favor or benefit to the Company or to influence improperly any official decision.

2. Frequency of hospitality must be carefully monitored, as the cumulative effect of frequent hospitality may give rise to the appearance of impropriety. Hospitality for an individual should not exceed twelve events in any calendar year. If additional hospitality is anticipated, prior written approval must be obtained from the Chief Financial Officer.

3. Cash gifts to foreign officials are not permitted under any circumstances. Per diem payments to foreign officials are similarly prohibited.

4. Promotional items of nominal value such as coffee mugs, calendars, or similar items, or items displaying the Company logo that are distributed for advertising or commemorative purposes, or gifts of nominal value on customary holidays are permitted. “Nominal value” is $100.00 or less.

5. In the event the Company is responsible for the airfare or lodging expenses of a foreign official, itineraries and any other supporting documentation shall be maintained. In no case will payment or reimbursement be made directly to the individual official incurring the expense; such payment or reimbursement shall only be made directly to the service provider (i.e. the airline) or the foreign government or agency involved. Expenses beyond what is reasonably necessary for the business purpose, including lavish accommodations or expenses for spouses and children, will not be approved. The Chief Financial Officer must approve all travel for foreign officials in advance of the trip.

6. In all cases that entertainment, gifts, or travel expenses are approved, the expenses must be supported by receipts and accurately recorded in the Company’s books.

Implementation Procedure – Due Diligence Process for International Consultants & Agents

1. No employee of the Company may retain an international intermediary until sufficient due diligence has been performed to enable the Company to conclude with reasonable assurance that the consultant, agent, or intermediary understands and will fully abide by the FCPA and the Company’s “Code of Business Conduct and Ethics.”

A. An “intermediary” for these purposes is any agent consultant, distributor, Government service provider (companies that provide local customs clearance, visa, legal or other regulatory services), joint venture partner, or any other person or entity who will interact with a foreign official on the Company’s behalf.

2. If you are considering retaining an intermediary, please contact the Company’s legal department, which will begin the due diligence process.

3. Any international intermediary agreement must contain representations, warranties and provisions regarding the agent’s agreement to comply with this FCPA Policy.

Red Flags

In evaluating potential intermediaries and during any relationship with them, Company employees must be conscious of any “red flags” that may be present or arise. A “red flag” is a fact or circumstance that serves as a warning signal that an intermediary may act corruptly. It is the responsibility of the employee that observes a red flag to either resolve such red flag by further investigation or to refer the matter to the Company’s Chief Financial Officer. A non-exclusive list of examples of red flags is below:

•	Rumors regarding unethical or suspicious conduct by an employee, marketing representative, consultant, agent, or other business partner, or by a government official;

•	Unnecessary third parties or multiple intermediaries;

•	Requests for payments to a third party rather than the consultant or agent;

•	Requests for payments in a third country;

•	Business in a country with bribery problems;

•	Requests for payments in cash;

•	Requests for unusually large commissions or other payments, or payments that appear excessive for the service rendered;

•	Political contributions;

•	Requests for reimbursement of expenses that are poorly documented;

•	Incomplete or inaccurate information in required disclosures; or

•	Refusal to certify compliance.

Reporting Violations

Any officer or employee who suspects an FCPA violation should immediately report such suspected violation to the Company’s Chief Financial Officer or any member of the Company’s Board of Directors.

Adoption by the Board of Directors

The foregoing Foreign Corrupt Practices Act Compliance Policy was adopted by the Board of Directors of Bonso Electronics International Inc. effective as of June 30, 2015.